Exhibit 99.1

National Interstate Corporation Reports 2009 Second Quarter Earnings

•	Net income:

•	$.63 per share up 174% for 2009 second quarter

•	$1.28 per share up 78% for 2009 first six months

•	Book value per share of $12.62 increased 13% for the first six months of 2009

•	ROE of 21.5%

Richfield, Ohio, August 4, 2009 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $12.1 million ($.63 per share) for the 2009 second quarter comprised of net income from operations of $10.9 million ($.57 per share) and net realized gains from investments of $1.2 million ($.06 per share). Net income increased to $24.8 million ($1.28 per share) for the first six months of 2009 comprised of net income from operations of $23.5 million ($1.21 per share) and net realized gains from investments of $1.3 million ($.07 per share). Earnings for both the 2009 second quarter and first six months improved significantly compared to the same 2008 periods.

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net income from operations and net realized gains (losses) from investments, both of which are non-GAAP financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Operations
Pretax earnings from operations	$16,430	$7,869	$35,043	$22,718
Provision for federal income taxes	5,482	2,379	11,588	7,275

Net earnings from operations	10,948	5,490	23,455	15,443

Per share, diluted	$0.57	$0.29	$1.21	$0.80

Investments
Pretax net realized gain (loss) from investments	1,048	(1,724)	1,071	(2,311)
Benefit for federal income taxes ¹	(113)	(604)	(229)	(809)

Net realized gain (loss) from investments	1,161	(1,120)	1,300	(1,502)

Per share, diluted	$0.06	$(0.06)	$0.07	$(0.08)

Total
Pretax income from operations	$16,430	$7,869	$35,043	$22,718
Pretax net realized gain (loss) from investments	1,048	(1,724)	1,071	(2,311)

Pretax income	17,478	6,145	36,114	20,407
Provision for income taxes	5,369	1,775	11,359	6,466

Net income	12,109	4,370	24,755	13,941

Per share, diluted	$0.63	$0.23	$1.28	$0.72

1 - The current year benefit for federal income taxes is associated with a reduction in the Company’s valuation allowance on net capital losses.

Operations

The Company’s net income from operations includes underwriting income and recurring investment income. The 2009 second quarter operating results reflected an 81.9% combined ratio and 80.4% for the first six months of 2009 which were 13.0 and 9.3 percentage points better than the same periods in 2008, respectively. The improved combined ratio generated pretax underwriting income of $27.3 million for the first six months of 2009 which was $12.9 million higher than last year.

Claims: The loss and loss adjustment expense ratio for both the 2009 second quarter and first six months was 56.6% and significantly improved compared to 2008. The improved loss results were due in part to underwriting improvements that began in the last half of 2008 and continued in the first half of 2009. In addition, the Company has experienced favorable large claims activity throughout the first half of 2009, in part attributable to lower vehicle use by our customers. This is in sharp contrast to the first six months of 2008 when the results were adversely impacted by an unusual number of severe claims. Development from prior year loss and loss adjustment expense reserves was not significant for the 2008 and 2009 second quarter and first six months. The Company experienced favorable development from prior year claims of $1.4 million which reduced the loss and loss adjustment ratio by 2.0 percentage points for the 2009 second quarter.

Expenses: The underwriting expense ratio of 25.3% for the 2009 second quarter and 23.8% for the first six months of 2009 were both in line with the same 2008 periods. The Company continues to closely manage expenses which have been within expected ranges. Quarterly fluctuations are primarily related to varying commission levels on business written in the respective quarters.

Investment Income: Net investment income decreased for both the second quarter and first six months of 2009 compared to the same periods last year reflecting lower yields primarily on cash, cash equivalents and short-term investments as well as a greater allocation to high quality investments in consideration of the current financial crisis. For the first six months of 2009 compared to 2008, the decrease in after-tax investment income is approximately 3 percentage points less than on a pretax basis reflecting a greater proportion of tax preferred investments in 2009.

Gross premiums written of $92.8 million for the 2009 second quarter and $210.2 million for the first six months of 2009 were 8.6% and 10.5% below the same 2008 periods, respectively. The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$53,972	58.2%	$49,441	48.7%
Transportation	16,114	17.4%	28,062	27.7%
Specialty Personal Lines	17,401	18.7%	17,349	17.1%
Hawaii and Alaska	4,078	4.4%	5,109	5.0%
Other	1,195	1.3%	1,531	1.5%

Gross premiums written	$92,760	100.0%	$101,492	100.0%

	Six Months Ended June 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$133,349	63.4%	$138,216	58.9%
Transportation	32,310	15.4%	50,763	21.6%
Specialty Personal Lines	33,518	16.0%	32,680	13.9%
Hawaii and Alaska	8,639	4.1%	10,731	4.6%
Other	2,362	1.1%	2,406	1.0%

Gross premiums written	$210,178	100.0%	$234,796	100.0%

The Alternative Risk Transfer and Specialty Personal Lines components increased in the 2009 second quarter compared to the 2008 second quarter while the Transportation and Hawaii and Alaska components experienced declines for the same periods. The Other component is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control.

Alternative Risk Transfer (ART): New programs during the 2009 second quarter outpaced lower renewal premium on existing programs and a reduction of underperforming lines of coverage resulting in 2009 second quarter growth of 9.2% compared to 2008. The Company continued to experience high customer retention approaching 100%, with lower average renewal premium per policy due to a combination of fewer insured vehicles reflecting the current economic conditions and modest rate decreases reflecting favorable claims experience for these customers. Underwriting actions related to several accounts in the 2008 fourth quarter and continuing into 2009 decreased ART 2009 second quarter and first six months gross premiums written by approximately 10% and 6%, respectively. The Company continues to attract new ART customers, with the addition of three new captive programs in the 2009 second quarter which accounted for approximately 17% of the premium in this component for the quarter.

Transportation and Hawaii and Alaska: Several factors contributed to the decrease in gross premiums written in these components including the current U.S. economic crisis affecting the Company’s commercial customers, primarily through lack of growth relative to vehicle counts and the continuing effects of pricing and risk selection initiatives implemented in

2008. The Company also experienced low single digit rate decreases for renewals reflecting continued competition in commercial insurance markets.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component had slight growth for the 2009 second quarter and grew 2.6% for the first six months of 2009 compared to the same periods in 2008. Continued growth in the commercial vehicle product from expanded marketing initiatives and product enhancements was offset by increased competition associated with a decline in new quotes as there is less consumer demand for recreational vehicles.

“We are pleased with the 2009 second quarter operating results which are consistent with our expectations. In consideration of the difficult economic conditions and the continued overly aggressive pricing from competition in the commercial insurance markets, we are maintaining long-term focus on our disciplined underwriting practices. This approach has adversely affected top line growth in the short-term, but helped ensure increased and sustainable profitability. Also, we have been impacted by our current customers insuring fewer vehicles as indicated by our overall in-force policy count which is down less than our gross premiums written shortfall. We have experienced most of our recent growth in ART and the addition of four new programs in the first half of 2009 confirms the growth potential for this component,” commented Dave Michelson, President and Chief Executive Officer.

Investments

The Company experienced a pre-tax net realized gain from investments in the 2009 second quarter and first six months compared to a pre-tax net realized loss from investments in the same 2008 periods as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)
Other-than-temporary impairments	$(626)	$(1,628)	$(1,233)	$(2,557)
Net gain (loss) on sales and equity partnership	1,674	(96)	2,304	246

Realized gains (losses) from investments	$1,048	$(1,724)	$1,071	$(2,311)

Pre-tax net unrealized investment losses at June 30, 2009 were as follows:

	June 30, 2009
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$154,248	$1,661
State and local government	158,328	443
Mortgage backed securities	108,770	(6,159)
Corporate debt	53,797	(3,190)
Preferred redeemable securities	10,637	(2,203)

Total fixed maturities	$485,780	$(9,448)

Perpetual preferred stock	1,301	(19)
Common stock	28,533	544

Total equity securities	$29,834	$525

Cash and short-term investments	$57,374	$—

Total	$572,988	$(8,923)

The Company is conservative in its investment approach and has historically maintained a diversified and high quality portfolio. Cash equivalents, short-term, investment grade fixed income, and investment grade preferred stock investments comprised approximately 92% of the portfolio at June 30, 2009. The fair value of the holdings increased during the 2009 second quarter as the unrealized loss position improved approximately $10 million. During the 2009 second quarter, the Company exited the securities lending program and retained the fixed maturity holdings from the program in the investment portfolio.

Summary Comments

Mr. Michelson said, “We are excited about many new opportunities that are at various stages of development, including the three new captive programs added in the second quarter. We are unwavering in our commitment to increasing shareholder value by underwriting policies at prices that we believe are appropriate and maintaining conservative business practices during these unsettled economic conditions. Through the first half of the year we achieved a return on shareholders’ equity of 21.5%, which exceeds our objective of inflation plus 15%, and our book value per share is up 13%.”

The Company also announced that its Board of Directors approved a $0.07 per share quarterly dividend at its August 3, 2009 meeting. The cash dividend will be payable on September 11, 2009 to shareholders of record of the Company’s common stock as of the close of business on August 28, 2009.

Conference Call

The Company will hold a conference call to discuss the 2009 second quarter results at 10:00 a.m. Eastern Daylight Saving Time tomorrow, August 5, 2009. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4205 and providing the confirmation code 87728392. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PHQGCQWFN and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
Operating Data:
Gross premiums written	$92,760	$101,492	$210,178	$234,796

Net premiums written	$72,414	$78,090	$160,887	$177,158

Premiums earned	$69,663	$71,813	$139,102	$139,463
Net investment income	4,919	5,451	9,929	11,295
Net realized gains (losses) on investments (*)	1,048	(1,724)	1,071	(2,311)
Other	960	757	1,748	1,594

Total revenues	76,590	76,297	151,850	150,041
Losses and loss adjustment expenses	39,440	50,417	78,766	92,102
Commissions and other underwriting expenses	15,357	15,195	28,376	28,156
Other operating and general expenses	3,203	3,313	6,495	6,545
Expense on amounts withheld	900	1,002	1,767	2,260
Interest expense	212	225	332	571

Total expenses	59,112	70,152	115,736	129,634

Income before income taxes	17,478	6,145	36,114	20,407
Provision for income taxes	5,369	1,775	11,359	6,466

Net income	$12,109	$4,370	$24,755	$13,941

Per Share Data:
Net income per common share, basic	$0.63	$0.23	$1.28	$0.72
Net income per common share, assuming dilution	$0.63	$0.23	$1.28	$0.72

Weighted average number of common shares outstanding, basic	19,301	19,288	19,301	19,275
Weighted average number of common shares outstanding, diluted	19,359	19,375	19,351	19,400

Cash dividend per common share	$0.07	$0.06	$0.14	$0.12

(*) Consists of the following:

Realized gains (losses) before impairment losses	$1,674	$(96)	$2,304	$246

Total losses on securities with impairment charges	(3,640)	(1,628)	(4,247)	(2,557)
Non-credit portion in other comprehensive income	3,014	—	3,014	—

Net impairment charges recognized in earnings	(626)	(1,628)	(1,233)	(2,557)

Net realized gains (losses) on securities	$1,048	$(1,724)	$1,071	$(2,311)

GAAP Ratios:
Losses and loss adjustment expense ratio	56.6%	70.2%	56.6%	66.0%
Underwriting expense ratio	25.3%	24.7%	23.8%	23.7%

Combined ratio	81.9%	94.9%	80.4%	89.7%

Return on equity (a)			21.5%	13.0%
Average shareholders’ equity			$229,811	$215,011

			At June 30, 2009	At December 31, 2008
			(Unaudited)
Balance Sheet Data (GAAP):
Cash and investments			$572,988	$563,714
Securities lending collateral			$—	$84,670
Reinsurance recoverable			147,843	150,791
Total assets			969,243	990,812
Unpaid losses and loss adjustment expenses			404,986	400,001
Long-term debt			15,000	15,000
Total shareholders’ equity			$243,547	$216,074
Book value per common share, basic (at period end)			$12.62	$11.20
Common shares outstanding at period end (b)			19,301	19,295

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At June 30, 2009 and December 31, 2008 there were 91,500 and 99,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.